UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 10, 2003

MOLECULAR IMAGING CORPORATION

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-27915	11-2787966
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

2150 West Washington Street, Suite 110

San Diego, California 92110

(Address of principal executive offices)

(619) 226-6738

(Registrant’s telephone number)

ITEM 5.	OTHER EVENTS

On July 9, 2003, Molecular Imaging Corporation (the “Company”) filed the following documents with the United States Securities & Exchange Commission (the “SEC”):

•	Amendment No. 3 to Form 10-KSB for the fiscal year ended June 30, 2002;

•	Amendment No. 1 to Form 10-QSB for the quarterly period ended September 30, 2002;

•	Amendment No. 1 to Form 10-QSB for the quarterly period ended December 31, 2002; and

•	Amendment No. 1 to Form 10-QSB for the quarterly period ended March 31, 2003.

The Company made these amended filings (the “Amended Filings”) in response to technical comments from the SEC. A summary of the changes made to the filings are detailed below, and are qualified in their entirety by the entire filings which can be found on the SEC’s EDGAR database at www.sec.gov. A summary of the revisions to the amended filings is as follows:

•	Preferred Stock

In July of 2002 the Company redeemed all of the outstanding shares of 8% Cumulative Convertible Redeemable Preferred, Series A Stock and Series B Stock (the “Redeemable Preferred Stock”) of the Company. The Securities Purchase Agreements under which the holders of Redeemable Preferred Stock purchased the shares provided that the Redeemable Preferred Stock was to be redeemable at the Company’s option, or at the option of the purchaser, if upon the purchaser’s notice of conversion to the Company the number of conversion shares of common stock exceed the number of shares of common stock authorized by the Company. In certain of its public filings with the SEC, the Company classified the Redeemable Preferred Stock within stockholder’s equity. The Company made such classification in the belief, and with the concurrence of its independent accounting firm, that the redemption of the Redeemable Preferred Stock was not outside the Company’s control, and, accordingly, that the Redeemable Preferred Stock was properly classified as a component of stockholders’ equity, pursuant to the specific requirements of Rule 5-02, caption 28(a) of Regulation S-X. Although the condition allowing for redemption by the purchaser did not occur prior to the Company’s redemption of the Redeemable Preferred Stock, SEC staff has advised the Company that because the price of the Company’s common stock could have fallen to a point such that the number of shares of common stock into which the Redeemable Preferred Stock could have been converted could have caused the Company to request its stockholders increase the number of authorized shares, that this event was outside the control of the Company, and the Redeemable Preferred Stock should therefore be classified outside stockholders’ equity. In recognition of the SEC staff’s position and, with the concurrence of its independent accounting firm, the Company has revised the classification of its now redeemed Redeemable Preferred Stock in the Amended Filings to exclude it from stockholder’s equity. As a result, the amount of Redeemable Preferred Stock and stockholder’s equity have been adjusted during the periods stated in the Amended Filings, but the net effect on total liabilities, stockholder’s equity and the balance sheet of the Company is zero.

•	Terminated Employee Stock Options

The Company periodically issues stock options to employees and directors of the Company that are forfeited by employees if not exercised within a certain period of time after termination of employment. In certain of its public filings with the SEC, the Company had recorded decreases in compensation expense for issued and outstanding options granted to employees who terminated employment during the years ended June 30, 2002 and 2001, and thus forfeited unexercised options. With the concurrence of its independent accounting firm, the Company recorded such compensation based on the guidance of Paragraph 15 of Accounting Principles Board Opinion No. 25 (“APB 25”). That guidance states “if a stock option is not exercised (or awarded stock is returned to the corporation) because an employee fails to fulfill an obligation, the estimate of compensation expense recorded in previous periods shall be adjusted by decreasing compensation expense in the period of forfeiture”. The SEC staff has advised the Company that Paragraph 15 of APB 25 is not relevant for vested options that are forfeited due to termination of employment, but rather the presentation of compensation expense for such forfeited options should comply with FAS 123. In recognition of the SEC staff’s position, and with the concurrence of its independent accounting firm, the Company has revised the classification in its Amended Filings to reverse the decreases in compensation expense. As a result, as reported in the Amended Filings, the net loss of the Company for the fiscal year ending June 30, 2002 increases by $986,769, from $4,836,720 to $5,823,489, and the reversal of the decreases in compensation expense has resulted in adjustments to additional paid in capital and accumulated deficit for the quarterly periods ending September 30, 2002; December 31, 2002; and March 31, 2003, but the net effect on the statement of stockholder’s equity and the balance sheet for the Company is zero.

•	Management Discussion and Analysis

The SEC staff has requested the Company to provide additional disclosure including more information about the reasons for changes in gross profit percentages for each quarter and for the year to date as compared to the comparable period in the preceding year. In recognition of the SEC staff’s position, the Company has revised its Amended Filings to provide more robust disclosure and it intends to continue to provide such disclosure in future filings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOLECULAR IMAGING CORPORATION

Dated:	July 10, 2003	By:	/s/ ANTHONY TURNBULL
Vice President—Finance